February 8, 2010
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  David Donaldson (205) 298-3220

VULCAN ANNOUNCES FOURTH QUARTER RESULTS

Birmingham, Alabama – February 8, 2010 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, announced results today for the fourth quarter and full year ended December 31, 2009.

Fourth Quarter Summary and Comparisons with the Prior Year
•	Net earnings from continuing operations were a loss of $13 million, or $0.10 per diluted share.
•	Cash earnings from continuing operations were $67 million.
•	Aggregates shipments declined 23 percent, reducing earnings $0.57 per diluted share.
•	Aggregates pricing increased 5 percent.
•	Aggregates cash fixed costs decreased 8 percent.
•	Selling, administrative and general expenses decreased 7 percent.
•	Total contract awards for highways increased 13 percent in Vulcan-served states.

Commenting for the Company, Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “Our employees continue to run the business in a cost-efficient manner, maximizing our cash generation during the economic downturn.  Their efforts in the fourth quarter contributed to further reductions in cash fixed costs in our operations as well as reductions in overhead expenses.  Continued weakness in private construction activity, uncertainty surrounding the timing and amount of either a formal extension or reauthorization of the multi-year federal highway program, and extremely wet weather suppressed momentum gained from stimulus-related construction.  Nonetheless, we finished the year with strong cash generation.  For the full year 2009, free cash flow was $343 million, an increase of $261 million from the prior year, and cash earnings per ton of aggregates remained in-line with the prior year.

“We continue to believe that 2010 will be the biggest year for stimulus-related highway construction.  Economic stimulus funds of $27.5 billion designated for highway projects under the American Recovery and Reinvestment Act of 2009 buoyed contract awards for highways in the second half of 2009.  Despite the failure of Congress to pass a fully-funded extension of SAFETEA-LU, the previous highway authorization that expired on September 30, 2009, contract awards for highways in the fourth quarter increased 9 percent from the prior year.  Vulcan-served states, which were apportioned 55 percent more funds than other states, generally have lagged the rest of the country in awarding contracts and starting stimulus-related construction.  In the fourth quarter, however, contract awards for highway projects in our states increased 13 percent from the prior year versus a 2 percent increase in other states.  We are encouraged by the increased award activity and are optimistic that stimulus-related highway projects in Vulcan-served states, after a slow start, are now moving forward and will benefit demand for our products in 2010.”

February 8, 2010
FOR IMMEDIATE RELEASE

Fourth Quarter Operating Results Commentary
Fourth quarter earnings for aggregates were lower versus the prior year as the impact of reduced shipments more than offset the earnings benefit from improved prices and cost control measures.  Aggregates shipments declined 23 percent from the prior year due to weak demand and extremely wet weather in most key markets.  Lower aggregates volumes reduced fourth quarter EBITDA by approximately $69 million versus the prior year.  Most markets realized price improvement from the prior year. The overall price increase benefited somewhat from a product mix shift to more aggregates for highway construction.

Key Vulcan-served markets in the Mid-Atlantic, Southeast, Midwest, and Southwest regions were hampered by an unusually large amount of rainfall throughout the quarter.  Additionally, aggregates volumes were negatively affected by the varied timing of spending of stimulus-related funding, the uncertainty regarding timing and duration of an extension of the federal highway bill as well as the lack of visibility regarding timing for ultimate passage of a new multi-year highway bill.  Construction activity on stimulus-related highway projects has varied widely in Vulcan-served states and in certain key states lagged the rest of the country.   Florida, Virginia, California, and Georgia spent less than 10 percent of their highway-related stimulus funds by the end of 2009.  Conversely, Illinois, Tennessee, and North Carolina spent 41, 36 and 23 percent, respectively, of stimulus funds by year end.

Segment earnings in asphalt and concrete were a slight loss due to the earnings effects of lower volumes and lower materials margins.  Asphalt materials margins in the fourth quarter were lower than the prior year as lower selling prices for asphalt mix more than offset lower costs, including a 29 percent decline in the costs for liquid asphalt.

Selling, administrative and general (SAG) expenses in the fourth quarter declined $6 million from the prior year.  This year-over-year decline in overhead costs is due mostly to reductions in employee-related expenses, which more than offset a year-over-year increase in project costs of $2.6 million related to the replacement of legacy IT systems.  Additionally, the current year’s fourth quarter included expenses of $8.5 million for the fair market value of donated real estate as compared to $5.1 million in the prior year.  Excluding the effects of donated real estate from both years, SAG expenses declined 11 percent versus the prior year’s fourth quarter.

Full Year Summary and Comparisons with the Prior Year
•	Net earnings were $30 million, including $19 million from continuing operations.
•	Cash earnings were $369 million from continuing operations and $12 million from discontinued operations.
•	Aggregates shipments declined 26 percent, reducing pretax earnings $334 million.
•	Aggregates pricing increased 3 percent.
•	Cash provided by operating activities was $453 million compared with $435 million in the prior year.
•	Full year capital spending was $110 million compared with $353 million in the prior year.
•	Free cash flow was $343 million compared with $82 million in the prior year.
•	Total debt was reduced by $810 million in 2009.

Commenting on the full year, Mr. James stated, “Throughout the period of protracted decline in demand for construction materials, Vulcan employees have managed costs aggressively.  In 2009, their efforts further rationalized production and reduced operating hours, thereby offsetting some of the cost impact related to lower volumes.  Their efforts also contributed to an increase in free cash flow, demonstrating the cash generation ability of our business even in the midst of an economic recession.”

February 8, 2010
FOR IMMEDIATE RELEASE

All results are unaudited.

Outlook Highlights and Commentary
Commenting on the Company’s outlook, Mr. James stated, “Overall, the construction environment remains challenging, reflecting continued weak private nonresidential construction activity and uncertainty regarding the timing and amount of a new multi-year federal highway program.

“Since May of last year, highway construction awards have been buoyed by stimulus-related funding.  Through December 2009, the Federal Highway Administration reported approximately $15 billion of stimulus-related highway projects under construction with $5.6 billion of these stimulus funds having been paid to contractors for work performed.  During this same period, Vulcan-served states lagged the rest of the country in awarding and starting stimulus-related highway construction projects.  These differences in awarding projects and spending patterns are due in part to the types of projects planned and to the proportion sub-allocated to Metropolitan Planning Organizations less accustomed to implementing a large number of projects.  The above-average increase in our states in fourth quarter contract awards for highways provides some encouragement that construction activity in our states should improve in 2010.

“Overall, our outlook for aggregates demand in 2010 reflects an increase in highway and other infrastructure-related construction activity due primarily to stimulus-related funding.  While we have assumed that regular federal funding for highways will remain at an annualized level consistent with fiscal year 2009 under SAFETEA-LU, Congress will need to act quickly to restore fiscal year 2010 funding levels and contract authority prior to the start of the construction season.  Additionally, residential construction activity should increase year-over-year in 2010, albeit from low levels.  Further weakness is expected in private nonresidential construction.  As a result, aggregates volumes are expected to be flat to up 5 percent from 2009 levels.  For the full year 2010, we expect aggregates pricing to improve 2 to 3 percent.

“In our asphalt business, we expect sales volumes to increase approximately 5 percent from 2009 levels.  Pricing for asphalt mix is expected to increase from 2009 levels but not enough to offset projected higher prices for liquid asphalt and aggregates.  As a result, we expect lower material margins in asphalt when compared with the prior year.  In concrete, we expect sales volumes to remain flat with the prior year and pricing to decline modestly, reflecting continued weakness in private nonresidential construction.

“Debt reduction and achieving target debt ratios remain a priority use of cash flows.  For the full year, we expect capital spending of approximately $125 million, up from $110 million spent in 2009 and down sharply from the $353 million spent in 2008.

“Our available production capacity and ongoing efforts to improve cash margins position Vulcan to participate efficiently and effectively in the $50 to $60 billion of stimulus-related construction, including significant remaining portions of the $27 billion for highways and bridges.  We expect 2010 to be the largest year of stimulus-related highway demand for our products followed by another solid year in 2011.  By that time, we expect demand from private construction activity to be improving, accelerating the earnings leverage from our improved cost structure and disciplined approach to pricing.”

February 8, 2010
FOR IMMEDIATE RELEASE

Conference Call
Vulcan will host a conference call at 10:00 a.m. CST on February 9, 2010.  Investors and other interested parties in the U.S. may access the teleconference live by calling 888.713.4218 approximately 10 minutes before the scheduled start.  International participants can dial 617.213.4870.  The access code is 41673485.  A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com.  The conference call will be recorded and available for replay approximately two hours after the call through February 16, 2010.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure, including the federal stimulus funds; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by the Company; volatility in pension plan asset values which may require cash contributions to the pension plans; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; the impact of the global financial crisis on our business and financial condition and access to the capital markets; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year.  Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

Table A

Vulcan Materials Company
and Subsidiary Companies

	(Amounts and shares in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2009	2008	2009	2008

Net sales	$555,767	$756,523	$2,543,707	$3,453,081
Delivery revenues	34,377	42,676	146,783	198,357
Total revenues	590,144	799,199	2,690,490	3,651,438

Cost of goods sold	487,726	607,333	2,097,745	2,703,369
Delivery costs	34,377	42,676	146,783	198,357
Cost of revenues	522,103	650,009	2,244,528	2,901,726

Gross profit	68,041	149,190	445,962	749,712
Selling, administrative and general expenses	82,979	88,863	321,608	342,584
Goodwill impairment	-	252,664	-	252,664
Gain on sale of property, plant & equipment
and businesses, net	16,451	7,537	27,104	94,227
Other operating income (expense), net	(122)	371	(3,006)	411
Operating earnings (loss)	1,391	(184,429)	148,452	249,102

Other income (expense), net	730	(1,322)	5,307	(4,357)
Interest income	367	502	2,282	3,126
Interest expense	43,318	46,583	175,262	172,813
Earnings (loss) from continuing operations
before income taxes	(40,830)	(231,832)	(19,221)	75,058
Provision (benefit) for income taxes	(28,248)	(19,673)	(37,869)	71,691
Earnings (loss) from continuing operations	(12,582)	(212,159)	18,648	3,367
Earnings (loss) on discontinued operations, net of tax	(767)	(661)	11,666	(2,449)
Net earnings (loss)	$(13,349)	$(212,820)	$30,314	$918
Basic earnings (loss) per share:
Continuing operations	$(0.10)	$(1.92)	$0.16	$0.03
Discontinued operations	(0.01)	(0.01)	0.09	(0.02)
Net earnings (loss) per share	$(0.11)	$(1.93)	$0.25	$0.01

Diluted earnings (loss) per share:
Continuing operations	$(0.10)	$(1.92)	$0.16	$0.03
Discontinued operations	(0.01)	(0.01)	0.09	(0.02)
Net earnings (loss) per share	$(0.11)	$(1.93)	$0.25	$0.01

Weighted-average common shares
outstanding:
Basic	125,889	110,394	118,891	109,774
Assuming dilution	125,889	110,394	119,430	110,954
Cash dividends declared per share
of common stock	$0.25	$0.49	$1.48	$1.96
Depreciation, depletion, accretion and
amortization from continuing operations	$96,454	$97,570	$394,612	$389,060
Effective tax rate from continuing operations	69.2%	8.5%	197.0%	95.5%

Table B

Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2009	2008

Assets
Cash and cash equivalents	$22,265	$10,194
Medium-term investments	4,111	36,734
Accounts and notes receivable:
Accounts and notes receivable, gross	276,746	365,688
Less: Allowance for doubtful accounts	(8,722)	(8,711)
Accounts and notes receivable, net	268,024	356,977
Inventories:
Finished products	261,752	295,525
Raw materials	21,807	28,568
Products in process	3,907	4,475
Operating supplies and other	37,567	35,743
Inventories	325,033	364,311
Deferred income taxes	57,967	71,205
Prepaid expenses	51,821	54,469
Assets held for sale	15,072	-
Total current assets	744,293	893,890
Investments and long-term receivables	33,283	27,998
Property, plant & equipment:
Property, plant & equipment, cost	6,653,261	6,635,873
Less: Reserve for depr., depl. & amort.	(2,778,590)	(2,480,061)
Property, plant & equipment, net	3,874,671	4,155,812
Goodwill	3,093,979	3,085,468
Other intangible assets	682,643	673,792
Other assets	105,086	79,664
Total assets	$8,533,955	$8,916,624

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$385,381	$311,685
Short-term borrowings	236,512	1,082,500
Trade payables and accruals	121,324	147,104
Other current liabilities	113,109	121,777
Liabilities of assets held for sale	369	-
Total current liabilities.	856,695	1,663,066
Long-term debt	2,116,120	2,153,588
Deferred income taxes	888,272	920,475
Other noncurrent liabilities	620,846	625,743
Total liabilities	4,481,933	5,362,872
Shareholders' equity:
Common stock, $1 par value	125,912	110,270
Capital in excess of par value	2,368,228	1,734,835
Retained earnings	1,752,240	1,893,929
Accumulated other comprehensive loss	(194,358)	(185,282)
Shareholders' equity	4,052,022	3,553,752
Total liabilities and shareholders' equity	$8,533,955	$8,916,624

Table C

Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands) Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2009	2008

Operating Activities
Net earnings	$30,314	$918
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	394,612	389,060
Goodwill impairment	-	252,664
Net gain on sale of property, plant & equipment and businesses	(27,916)	(94,227)
Contributions to pension plans	(27,616)	(3,127)
Share-based compensation	23,120	19,096
Excess tax benefits from share-based compensation	(2,072)	(11,209)
Deferred tax provision	(43,773)	(19,756)
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	90,275	(85,171)
Other, net	16,091	(13,063)
Net cash provided by operating activities	453,035	435,185

Investing Activities
Purchases of property, plant & equipment	(109,729)	(353,196)
Proceeds from sale of property, plant & equipment	17,750	25,542
Proceeds from sale of businesses	16,075	225,783
Payment for businesses acquired, net of acquired cash	(36,980)	(84,057)
Reclassification from cash equivalents to medium-term investments	-	(36,734)
Redemption of medium-term investments	33,282	-
Proceeds from loan on life insurance policies	-	28,646
Other, net	(400)	4,976
Net cash used for investing activities	(80,002)	(189,040)

Financing Activities
Net short-term payments	(847,963)	(1,009,000)
Payment of current maturities of long-term debt	(311,724)	(48,794)
Payment of long-term debt	(50,000)	-
Proceeds from issuance of long-term debt, net of discounts	397,660	949,078
Debt issuance costs	(3,033)	(5,633)
Settlements of forward starting swaps	-	(32,474)
Proceeds from issuance of common stock	606,546	55,072
Dividends paid	(171,468)	(214,783)
Proceeds from exercise of stock options	17,327	24,602
Excess tax benefits from share-based compensation	2,072	11,209
Other, net	(379)	(116)
Net cash used for financing activities	(360,962)	(270,839)

Net increase (decrease) in cash and cash equivalents	12,071	(24,694)
Cash and cash equivalents at beginning of year	10,194	34,888
Cash and cash equivalents at end of year	$22,265	$10,194

Table D

Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Total Revenues
Aggregates (a)
Segment revenues	$406,246	$529,531	$1,838,599	$2,406,800
Intersegment sales	(37,162)	(47,254)	(165,210)	(206,187)
Net sales	369,084	482,277	1,673,389	2,200,613
Asphalt mix and Concrete (b)
Segment revenues	178,416	268,511	833,129	1,201,191
Intersegment sales	(6)	(80)	(123)	(560)
Net sales	178,410	268,431	833,006	1,200,631
Cement (c)
Segment revenues	16,108	20,614	72,531	106,468
Intersegment sales	(7,835)	(14,799)	(35,219)	(54,631)
Net sales	8,273	5,815	37,312	51,837
Total
Net sales	555,767	756,523	2,543,707	3,453,081
Delivery revenues	34,377	42,676	146,783	198,357
Total revenues	$590,144	$799,199	$2,690,490	$3,651,438

Gross Profit
Aggregates	$69,613	$127,619	$393,288	$657,566
Asphalt mix and Concrete	(1,042)	18,425	54,516	74,463
Cement	(530)	3,146	(1,842)	17,683
Total gross profit	$68,041	$149,190	$445,962	$749,712

Unit Shipments
Aggregates
Customer tons	30,873	40,209	139,297	188,344
Internal tons (d)	2,671	3,302	11,566	15,908
Aggregates - tons	33,544	43,511	150,863	204,252

Asphalt mix - tons	1,779	2,026	7,415	9,538

Ready-mixed concrete - cubic yards	930	1,352	4,337	6,354

Cement
Customer tons	58	117	262	595
Internal tons (d)	81	87	369	444
Cement - tons	139	204	631	1,039

Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (e)	$10.39	$9.91	$10.30	$9.98
Asphalt mix	$49.93	$61.29	$52.66	$55.16
Ready-mixed concrete	$93.34	$97.76	$96.53	$97.75
Cement	$94.03	$95.11	$95.70	$96.75

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.

(b)	Includes asphalt mix, ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.

(c)	Includes cement and calcium products.

(d)
Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e)	Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Table E

1. Supplemental Cash Flow Information
Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31 is summarized below (amounts in thousands):

	2009	2008

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$181,352	$179,880
Income taxes	(25,097)	91,544

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisitions	-	2,024
Accrued liabilities for purchases of property & equipment	13,459	22,974
Note received from sale of businesses	1,450	-
Carrying value of noncash assets and liabilities exchanged	-	42,974
Debt issued for purchases of property, plant & equipment	1,987	389
Proceeds receivable from exercise of stock options	-	325
Fair value of stock issued in business acquisitions	-	25,023

2. Reconciliation of Non-GAAP Measures Free Cash Flow Reconciliations

	2009	2008

Net cash provided by operating activities	$453,035	$435,185
less: Purchases of property, plant and equipment	(109,729)	(353,196)
Free Cash Flow	$343,306	$81,989

Free Cash Flow deducts Purchases of Property, Plant and Equipment from Net Cash Provided by Operating activities.  This financial metric is used by the investment community as an indicator of the company's ability to incur and service debt.  It is not defined by Generally Accepted Accounting Principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.

This metric is presented for the convenience of investment professionals that use such metrics in their analysis and to provide the Company's shareholders an understanding of metrics management uses to assess performance and to monitor our cash and liquidity positions.  Vulcan's management internally uses Free Cash Flow and other such measures to assess the operating performance of its' various business units and the consolidated company. Vulcan’s management does not use this metric as a measure to allocate resources internally.

Table F

Reconciliation of Non-GAAP Measures
EBITDA and Cash Earnings Reconciliations

	(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings

Net cash provided by operating activities	$98,214	$156,942	$453,035	$435,185
Changes in operating assets and liabilities before initial
effects of business acquisitions and dispositions	(38,429)	(59,525)	(90,275)	85,171
Goodwill Impairment	-	(252,664)	-	(252,664)
Other net operating items (providing) using cash	23,320	39,997	62,166	122,286
(Earnings) loss on discontinued operations, net of tax	767	661	(11,666)	2,449
Provision (benefit) for income taxes	(28,248)	(19,673)	(37,869)	71,691
Interest expense, net	42,951	46,081	172,980	169,687
Less: Depreciation, depletion, accretion and amortization	(96,454)	(97,570)	(394,612)	(389,060)
EBIT	2,121	(185,751)	153,759	244,745
Plus: Goodwill Impairment	-	252,664	-	252,664
Plus: Depreciation, depletion, accretion and amortization	96,454	97,570	394,612	389,060
EBITDA	$98,575	$164,483	$548,371	$886,469
Less: Interest expense, net	(42,951)	(46,081)	(172,980)	(169,687)
Current taxes	10,893	1,578	(6,106)	(92,346)
Cash earnings	$66,517	$119,980	$369,285	$624,436

Reconciliation of Operating Earnings to EBITDA and Cash Earnings

Operating earnings (loss)	$1,391	$(184,429)	$148,452	$249,102
Other income (expense), net	730	(1,322)	5,307	(4,357)
EBIT	2,121	(185,751)	153,759	244,745
Plus: Goodwill Impairment	-	252,664	-	252,664
Plus: Depreciation, depletion, accretion and amortization	96,454	97,570	394,612	389,060
EBITDA	$98,575	$164,483	$548,371	$886,469
Less: Interest expense, net	(42,951)	(46,081)	(172,980)	(169,687)
Current taxes	10,893	1,578	(6,106)	(92,346)
Cash earnings	$66,517	$119,980	$369,285	$624,436

EBITDA and Earnings Per Share (EPS) Bridge	Three Months Ended		Twelve Months Ended
(Amounts in millions, except per share data)	December 31		December 31
	EBITDA	EPS	EBITDA	EPS
Continuing Operations - 2008 Actual	$164	$(1.92)	$886	$0.03
Increase / (Decrease) due to:
Aggregates: Volumes	(69)	(0.57)	(334)	(2.12)
Selling prices	16	0.13	48	0.30
Costs	(6)	(0.05)	25	0.16
Asphalt mix and Concrete	(19)	(0.16)	(19)	(0.12)
Cement	(4)	(0.03)	(20)	(0.13)
Selling, administrative and general expenses	6	0.03	21	0.11
Gain on sale of property, plant & equipment and businesses	n/a	n/a	(67)	(0.43)
Depreciation, depletion, accretion and amortization	n/a	0.01	n/a	(0.04)
Interest expense, net	n/a	0.02	n/a	(0.02)
Tax rate differential and discrete items	n/a	0.23	n/a	0.29
Goodwill Impairment	n/a	2.09	n/a	2.06
Additional shares outstanding and other	11	0.12	8	0.07
Continuing Operations - 2009 Actual	$99	$(0.10)	$548	$0.16